As filed with the Securities and Exchange Commission on April 17, 2019

Investment Company Act File No. 811-23389

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 3	☒

ELLINGTON INCOME OPPORTUNITIES FUND

(Exact Name of Registrant as Specified in its Charter)

8000 Norman Center Drive, Suite 630

Minneapolis, Minnesota 55437

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (855) 897-5390

Princeton Fund Advisors, LLC

8000 Norman Center Drive, Suite 630

Minneapolis, Minnesota 55437

(Name and address of agent for service)

Copy to:

JoAnn M. Strasser

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, Ohio 43215

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities that are “accredited investors” within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form N-2 (File No. 811-23389) of Ellington Income Opportunities Fund (the “Registration Statement”) is being filed solely for the purpose of updating the exhibit list and adding additional exhibits to the Registration Statement.

This Amendment No. 3 consists of the facing page, this explanatory note and Part C to the Registration Statement.

This Amendment No. 3 does not modify any other part of the Registration Statement.

PART C. OTHER INFORMATION

Item 25.	Financial Statements and Exhibits.

1.	Financial Statements: Not Applicable.

2.	Exhibits:

	(a)	(1)	Certificate of Formation[1]

		(2)	Agreement and Declaration of Trust[2]

	(b)	Bylaws[1]

	(c)	Not Applicable.

	(d)	See Item 25(2)(a)(2).

	(e)	Not Applicable.

	(f)	Not Applicable.

	(g)	(1)	Form of Management Agreement between the Registrant and Princeton Fund Advisors, LLC (the “Adviser”)[1]

		(2)	Form of Expense Limitation and Reimbursement Agreement between the Registrant and the Adviser[1]

		(3)	Form of Sub-Advisory Agreement between the Adviser and Ellington Global Asset Management, LLC (the “Sub-Adviser”)[1]

	(h)	(1)	Form of Placement Agent Agreement between the Registrant and Foreside Financial Group, LLC[1]

	(i)	Not Applicable.

	(j)	Form of Custody Agreement between the Registrant and U.S. Bank National Association[1]

	(k)	(1)	Form of Fund Accounting Agreement between the Registrant and U.S. Bancorp Fund Services, LLC, d/b/a U.S. Bancorp Global Fund Services (“U.S. Bancorp”)[1]

		(2)	Form of Fund Administration Agreement between the Registrant and U.S. Bancorp[1]

		(3)	Form of Transfer Agent Servicing Agreement between the Registrant and U.S. Bancorp[1]

		(4)	Form of Northern Lights Compliance Services, LLC Consulting Agreement[1]

		(5)	Form of Subscription Agreement[4]

(l)	Legal Opinion and Consent of Thompson Hine LLP[1]

(m)	Not Applicable.

(n)	Not Applicable.

(o)	Not Applicable.

(p)	Not Applicable.

(q)	Not Applicable.

(r)	(1) Code of Ethics of the Registrant[1]

(2) Code of Ethics of the Adviser[1]

(3) Code of Ethics of the Sub-Adviser[1]

(s)	Powers of Attorney[3]

[1]	Filed as an exhibit to the Registrant’s Registration Statement on Form N-2, File No. 811-23389 (filed on October 17, 2018).
[2]

Included as Appendix A to the Registrant’s Confidential Private Placement Memorandum (the “Confidential Memorandum”) filed with the Registrant’s Registration Statement on Form N-2, File No. 811-23389 (filed on October 17, 2018).

[3]	Filed as an exhibit to the Registrant’s Registration Statement on Form N-2, File No. 811-23389 (filed on November 13, 2018).
[4]	Filed herewith.

Item 26.	Marketing Arrangements: Not Applicable.

Item 27.	Other Expenses of Issuance and Distribution:

Category of Expense	Estimated Expenses
Legal and Compliance Fees	$218,000
Accounting and Administration Fees	$146,281
$40,000
Directors Meetings and Expenses	$63,000
Audit and Tax	$46,600
Printing and Filing	$64,000
Insurance	$21,000

Total	598,881

All amounts listed are estimates.

Item 28.	Persons Controlled by or Under Common Control with Registrant:

After completion of the offering of shares, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by the Adviser or an affiliate until the initial offering of shares. Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the “SEC”) (File No. 801-72525), and is incorporated herein by reference.

Item 29.	Number of Holders of Securities as of April 3, 2019:

Title of Class	Number of Record Holders
Class M Shares	34

Item 30.	Indemnification:

Reference is made to Article VIII, Section 2 of the Registrant’s Agreement and Declaration of Trust (the “Agreement and Declaration of Trust”), included as Appendix A to the Confidential Memorandum, and to Paragraph 9 of the Registrant’s Management Agreement (the “Management Agreement”), filed as Exhibit (g)(1) to the Registrant’s Registration Statement on Form N-2, File No. 811-23389 (filed on October 17, 2018). The Registrant hereby undertakes that it will apply the indemnification and limitation of liability provisions of the Agreement and Declaration of Trust and the Management Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31.	Business and Other Connections of the Investment Advisers:

A description of any other business, profession, vocation, or employment of a substantial nature in which the Adviser and Sub-Adviser of the Registrant, and each member, director, executive officer, or partner of the Adviser and Sub-Adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Prospectus included in this Registration Statement in the section entitled “Management of the Fund.” Information as to the members and officers of each of the Adviser and Sub-Adviser is included in their respective Form ADVs as filed with the SEC (File Nos. 801-72525 and 801- 67147), and are incorporated herein by reference.

Item 32.	Location of Accounts and Records:

U.S. Bancorp (the “Administrator”), the Registrant’s administrator, maintains certain required accounting related and financial books and records of the Registrant at 615 East Michigan Street, Milwaukee, WI 53202. The Adviser of the Registrant also maintains certain books and records related to the Registrant at 8000 Norman Center Drive, Suite 630, Minneapolis, MN 55437.

Item 33.	Management Services: Not Applicable.

Item 34.	Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Amendment No. 3 to the Registration Statement to be duly signed on its behalf in the City of Minneapolis in the State of Minnesota on the 17th day of April, 2019.

ELLINGTON INCOME OPPORTUNITIES FUND
(Registrant)

By:	/s/ John L. Sabre
John L. Sabre
President (Principal Executive Officer), Trustee and Chairman

EXHIBIT INDEX

(k)(5)	Form of Subscription Agreement